Exhibit 99.1

AVON PRODUCTS, INC.
WORLD HEADQUARTERS
1345 AVENUE OF THE AMERICAS
NEW YORK, NY 10105-0196

news release

CONTACT:	Renee Johansen
(212) 282-5320

AVON REPORTS FIRST-QUARTER RESULTS

First-Quarter Revenue of $2.2 Billion

13% Lower Year over Year; Up 3% on Local-Currency Basis

Beauty Units Up 2%; Overall Units Flat; Net per Unit Up 3%

Active Representatives Up 7% on Bold Recruiting Effort

First-Quarter Earnings per Share of $.27,

Reflecting Unfavorable Impact of Foreign Exchange

NEW YORK, N.Y., May 5, 2009 — Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2009 total revenue of $2.2 billion, 13% lower than that of 2008’s first quarter, but up 3% on a local-currency basis as foreign exchange pressured growth by 16 percentage points. Beauty sales in the first quarter 2009 were 12% lower versus the prior-year period, but increased 5% on a local-currency basis. Beauty units increased 2%, and units overall were flat with the prior-year quarter. Active Representatives grew 7%.

Avon-2

Andrea Jung, Chairman and CEO, remarked, “We plan to leverage the inherent advantages of our direct selling business model during this time of uncertainty. We are offering consumers an increased assortment of ‘smart value’ products—great quality products at affordable price points—which contributed to Beauty unit growth of 2% in the quarter. We are also aggressively promoting our Representative earnings opportunity to a wider audience. The early strength of this new recruiting effort reflects the growing relevance of the Avon earnings opportunity.

“Our goal to balance unit volume growth with pricing was successfully met in the quarter as we captured a net per unit increase of 3% year over year. Our investments in brand advertising and innovation continue to pay off, even in this difficult consumer environment.

“From an earnings perspective, foreign exchange significantly pressured first-quarter profit, as expected. We are taking aggressive action to lessen the foreign-exchange impact throughout our value chain, the benefits of which should be stronger in the second-half of 2009.

Ms. Jung concluded, “Despite the current challenges of foreign exchange and the global economic recession, we see this as a moment of opportunity. We intend to leverage our unique brand and direct-selling channel advantages in order to gain market share. Coupled with our multi-year turnaround strategy, we will use this moment to emerge a stronger and more competitive company in the future.”

Avon-3

On a category basis in the first quarter, Avon’s Beauty sales decreased 12%, but were up 5% in local currency. In terms of Beauty category local-currency growth, color cosmetics, fragrance and personal care grew 10%, 9% and 8%, respectively, while skin care decreased 4%. Color cosmetics and personal care, which have lower relative price points compared with fragrance and skin care, benefited from new launches, such as Ultra Color Rich 24K Lipstick, as well as from strength in Naturals personal and hair care line. On a reported basis, color cosmetics, fragrance, personal care and skin care sales-growth rates were -9%, -10%, -9% and -17%, respectively.

First-quarter 2009 gross margin of 62.8% was 30-basis points below that of the prior-year quarter, as price increases, manufacturing productivity gains and benefits from the company’s Strategic Sourcing Initiative (SSI) helped to mitigate over two percentage points of unfavorable transaction-exchange impact.

Selling, general and administrative expense rose as a percent of revenue 390 basis points versus 2008’s first quarter.

Strategic spending increased as a percent of revenue in the first quarter as the company focused spending early in the year in an effort to benefit sooner from new Representatives. Despite the first-quarter level of investment, the company still expects full-year combined strategic investments in advertising and its Representative Value Proposition (RVP) to remain constant as a percent of revenue. Advertising expense totaled $78 million in the first quarter, with a shift toward Representative recruitment advertising from product advertising. Avon also invested $11 million incrementally in the quarter for initiatives to improve RVP. The

Avon-4

2009 quarter also included investment in additional sales brochures and flyers to highlight the company’s smart value product range.

SG&A also rose as a percent of sales due to lower revenue and disproportionate dollar-denominated expenses.

First-quarter 2009 expenses included costs associated with the company’s 2005 and 2009 restructuring programs of $5 million and $10 million, respectively. Together these costs totaled $.02 per share. This compared with costs of $26 million, or $.04 per share, related to the company’s 2005 restructuring program in the prior-year period.

First-quarter 2009 operating profit was $168 million, 43% lower than $296 million in the prior-year quarter and the operating margin was 7.7%, compared with 11.8% in first quarter 2008. Unfavorable foreign exchange lowered operating margin by an estimated 400 basis points (approximately 300 basis points from foreign-exchange transaction and approximately 100 basis points from foreign-exchange translation) year over year.

The first quarter 2009’s effective tax rate of 19.9% compared with 2008’s rate of 33.2%. The lower rate resulted primarily from a one-time reduction in a foreign-tax liability as a result of a planning strategy, which benefited earnings per share by $.05. Net income in the first quarter 2009 was $117 million, or $.27 per share, compared with $185 million, or $.43 per share, in the year-ago quarter.

At quarter end, Avon’s total debt had increased $678 million from the year-end level, to $3.2 billion, and cash had increased $498 million, to $1.6 billion. During the quarter, Avon issued $850 million of notes, the majority of which will be used to reduce outstanding commercial paper balances. Net cash used by

Avon-5

operating activities was $61 million through three months of 2009 compared with $41 million of cash used by operating activities in the same period of 2008, with the change due primarily to lower net income.

First-Quarter Regional Results

Latin America’s first-quarter 2009 revenue was 8% lower year over year, but up 14% on a local-currency basis as the company’s investments in its brand and channel continued to pay off with double-digit local-currency growth in all major markets of the region. Local-currency revenue increased 12% in Brazil, 16% in Mexico and 13% in Venezuela, which, on a reported basis, were -18%, -13% and 13%, respectively. The region’s Active Representatives grew 7%, and units sold were up 7%. Operating profit was 27% lower (flat in local currency) primarily due to the impact of unfavorable foreign exchange. Latin America’s first-quarter operating margin was 11.1%.

First-quarter revenue in North America declined 11% (10% in local currency) and units sold were 9% lower versus the prior year. The region’s revenue continued to be pressured by a disproportionate decline in the Home category, which was down 24% in the quarter. Although Active Representatives were flat with the prior-year quarter, the company’s recruiting efforts gained traction through the quarter leading to 51% growth in Representative additions in March. Largely reflecting the impact of lower revenue and fixed overhead expense, North America’s first-quarter operating profit decreased 65% (63% in local currency) versus the 2008 quarter. The region’s operating margin was 4.3%.

Avon-6

In Central & Eastern Europe, first-quarter revenue was 24% lower year over year but up 4% on a local-currency basis despite severe economic contraction throughout the region. Local-currency growth was led by a 6% increase in Russia (-25% on a reported basis). The region’s Active Representatives grew 9% in the quarter, and units sold decreased 3%. Operating profit decreased 48% (29% in local currency) versus the 2008 quarter, primarily due to unfavorable foreign exchange, and investments in RVP and sales brochures. The region’s operating margin was 15.0%.

Western Europe, Middle East & Africa’s first-quarter revenue decreased 23% (2% on a local-currency basis) versus the prior-year quarter, reflecting further deepening of recessionary pressure on the consumer. The ongoing recession in the U.K. contributed to a 7% local-currency revenue decline there (-33% on a reported basis). Partially offsetting the U.K. contraction, several other markets in the region recorded local-currency revenue growth, including Turkey, which was up 10% (-19% on a reported basis). The region’s Active Representatives grew 4% year over year. Units sold decreased 6%. Operating profit decreased 69% (43% in local currency) versus the 2008 quarter, as unfavorable foreign exchange more than offset lower year-over-year costs to implement restructuring initiatives. The region’s operating margin was 2.5%.

Asia-Pacific’s first-quarter revenue decreased 8% year over year due to foreign exchange but increased 1% on a local-currency basis. On a local-currency basis, 11% growth in the Philippines (-4% on a reported basis) offset a similar decline in Japan. The region’s Active Representatives were 5% higher, and units sold were flat with the prior year. Operating profit decreased 34% (19% in local

Avon-7

currency) versus the 2008 quarter, primarily due to unfavorable foreign exchange. The region’s operating margin was 7.6%.

First-quarter revenue in China grew 9% (4% in local currency) year over year. Revenue generated from direct selling rose over 30% to more than offset lower revenues from the company’s Beauty Boutiques. Active Representatives rose 41% year over year. Units sold rose 1% versus the prior year. Operating profit decreased 1% (4% in local currency) versus the 2008 quarter, primarily due to higher field expenses. The region’s operating margin was 14.0%.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 94729975). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through 5.8 million independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

Avon-8

# # #

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, cash flow from operations and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand such economic downturn, recession or conditions;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market in 2006, our ability to operate using the direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, and the potential effect of such fluctuations on our business, results of operations and financial condition;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•	any consequences of the internal investigation of our China operations;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

Avon-9

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to enhance the Representative experience and increase Representative productivity through investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended March 31		Percent Change

	2009	2008
Net sales	$2,157.7	$2,477.9	-13%
Other revenue	22.1	23.8

Total revenue	2,179.8	2,501.7	-13%

Cost of sales	811.2	923.7
Selling, general and administrative expenses	1,200.2	1,281.8

Operating profit	168.4	296.2	-43%

Interest expense	24.8	26.1
Interest income	(7.3)	(9.2)
Other expense, net	4.2	0.7

Total other expenses	21.7	17.6

Income before taxes	146.7	278.6	-47%
Income taxes	(29.2)	(92.4)

Net income	117.5	186.2
Net income attributable to noncontrolling interest	(0.2)	(1.5)

Net income attributable to Avon	$117.3	$184.7	-36%

Earnings per share:
Basic	$.27	$.43	-37%

Diluted	$.27	$.43	-37%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31 2009	December 31 2008

Assets
Current Assets
Cash and cash equivalents	$1,602.4	$1,104.7
Accounts receivable, net	653.9	687.8
Inventories	1,047.5	1,007.9
Prepaid expenses and other	745.7	756.5

Total current assets	4,049.5	3,556.9

Property, plant and equipment, at cost	2,382.2	2,439.9
Less accumulated depreciation	(1,075.6)	(1,096.0)

	1,306.6	1,343.9

Other assets	1,130.3	1,173.2

Total assets	$6,486.4	$6,074.0

Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$871.2	$1,031.4
Accounts payable	651.0	724.3
Accrued compensation	199.0	234.4
Other accrued liabilities	544.5	581.9
Sales and taxes other than income	208.4	212.2
Income taxes	104.1	128.0

Total current liabilities	2,578.2	2,912.2

Long-term debt	2,294.1	1,456.2
Employee benefit plans	656.7	665.4
Long-term income taxes	163.3	168.9
Other liabilities	147.8	159.0

Total liabilities	$5,840.1	$5,361.7

Shareholders’ Equity
Common stock	$185.9	$185.6
Additional paid-in-capital	1,890.5	1,874.1
Retained earnings	4,146.0	4,118.9
Accumulated other comprehensive loss	(1,067.7)	(965.9)
Treasury stock, at cost	(4,543.3)	(4,537.8)

Total Avon shareholders’ equity	611.4	674.9

Noncontrolling Interest	34.9	37.4

Total shareholders’ equity	$646.3	$712.3

Total liabilities and shareholders’ equity	$6,486.4	$6,074.0

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Three Months Ended March 31
	2009	2008
Cash Flows from Operating Activities
Net income	$117.3	$184.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	42.8	44.0
Provision for doubtful accounts	47.9	46.4
Provision for obsolescence	24.8	22.7
Share-based compensation	17.3	17.7
Deferred income taxes	1.3	2.7
Other	18.5	13.3

Changes in assets and liabilities:
Accounts receivable	(32.3)	29.3
Inventories	(106.6)	(118.9)
Prepaid expenses and other	(9.4)	(42.6)
Accounts payable and accrued liabilities	(111.0)	(198.5)
Income and other taxes	(50.5)	(26.4)
Noncurrent assets and liabilities	(20.8)	(15.4)

Net cash used by operating activities	(60.7)	(41.0)

Cash Flows from Investing Activities
Capital expenditures	(51.1)	(61.1)
Disposal of assets	1.6	2.8
Purchases of investments	(0.1)	(4.6)
Proceeds from sale of investments	45.7	4.3

Net cash used by investing activities	(3.9)	(58.6)

Cash Flows from Financing Activities
Cash dividends	(89.5)	(91.5)
Debt, net (maturities of three months or less)	(69.4)	(337.8)
Proceeds from debt	883.0	513.9
Repayment of debt	(134.4)	(59.6)
Proceeds from exercise of stock options	0.2	16.0
Excess tax benefit realized from share-based compensation	(0.1)	2.6
Repurchase of common stock	(1.5)	(63.9)

Net cash provided (used) by financing activities	588.3	(20.3)

Effect of exchange rate changes on cash and cash equivalents	(26.0)	49.1
Net increase (decrease) in cash and cash equivalents	497.7	(70.8)
Cash and equivalents at beginning of year	$1,104.7	$963.4
Cash and equivalents at end of period	$1,602.4	$892.6

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 3/31/09

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Operating Profit in Local Currency	Op. Margin	Units	Active Reps
	% var. vs 1Q08		% var. vs 1Q08	% var. vs 1Q08		% var. vs 1Q08	2009 percent	% var. vs 1Q08	% var. vs 1Q08
Latin America	$794.0	-8%	14%	$88.2	-27%	0%	11.1%	7%	7%
North America (1)	525.7	-11	-10	22.5	-65	-63	4.3	-9	0
Central & Eastern Europe	321.4	-24	4	48.3	-48	-29	15.0	-3	9
Western Europe, Middle East & Africa	243.2	-23	-2	6.0	-69	-43	2.5	-6	4
Asia Pacific	199.6	-8	1	15.2	-34	-19	7.6	0	5
China	95.9	9	4	13.5	-1	-4	14.1	1	41
Total from Operations	2,179.8	-13	3	193.7	-42	-26	8.9	0	7
Global Expenses	—	—	—	(25.3)	32	32	—	—	—
Consolidated (1)	$2,179.8	-13%	3%	$168.4	-43%	-26%	7.7%	0%	7%

CATEGORY SALES (US$)

	Consolidated
	% var. vs 1Q08
Beauty (cosmetics/fragrances/skin care/toiletries)	$1,562.3	-12%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)	388.7	-12
Home (gift & decorative products/housewares/entertainment & leisure/kids/nutrition)	206.7	-19

Net Sales	$2,157.7	-13%
Other Revenue	22.1	-7

Total Revenue	$2,179.8	-13%

(1)	North America Active Representative growth benefited from increased ordering opportunities in Canada as a result of a move from a three-week campaign cycle to a two-week campaign cycle beginning in the second quarter of 2008.